TRIDEX CORPORATION AND SUBSIDIARIES
                 Exhibit 11 Computation of Per Share Earnings
                            (Dollars in Thousands)
                                 (Unaudited)

                                                    Quarters Ended
                                           -----------------------------------
                                           March 29, 1997      March 30, 1996
                                           ----------------  -----------------
PRIMARY:
  EARNINGS:
   Income (loss) from  continuing              $   (235)          $    (69)
   operations
   Income from discontinued operations              873                865
                                           ----------------  -----------------
   Net income                                  $    638           $    796
                                           ================  =================

  SHARES:
   Average common shares outstanding           4,528,000          3,804,000
   Dilutive   effect   of   outstanding
   options and warrants
   as   determined  by  the  treasury
   stock method                                  294,000            134,000
                                           ----------------  -----------------
                                               4,822,000          3,938,000
                                           ================  =================
  EARNINGS PER COMMON AND COMMON
   EQUIVALENT SHARE:
   Income   (loss)   from    continuing        $  (0.05)              (0.02)
   operations
   Income from discontinued operations             0.18                0.22
                                           ----------------  -----------------
   Net income                                  $   0.13           $    0.20
                                           ================  =================